AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 16, 2006

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

i2 Technologies, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-2294945
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One i2 Place 11701 Luna Road Dallas, Texas	75234
(Address of principal executive offices)	(Zip code)

i2 Technologies, Inc. 1995 Stock Option/Stock Issuance Plan

i2 Technologies, Inc. Employee Stock Purchase Plan

i2 Technologies, Inc. International Employee Stock Purchase Plan

(Full title of the Plan)

MICHAEL J. BERRY

Executive Vice President and Chief Financial Officer

i2 Technologies, Inc.

One i2 Place

11701 Luna Road

Dallas, Texas 75234

(469) 357-1000

(Name, address including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
A. 1995 Stock Option/Stock Issuance Plan Common Stock, $0.00025 par value	20,000 shares	$ 16.41	$ 328,200.00	$ 35.12
B. Employee Stock Purchase Plan Common Stock, $0.00025 par value	304,127 shares	$ 16.41	$ 4,990,724.07	$ 534.01
C. International Employee Stock Purchase Plan Common Stock, $0.00025 par value	88,971 shares	$ 16.41	$ 1,460,014.11	$ 156.23
Aggregate Shares	413,098 shares		Aggregate Registration Fee	$ 725.36

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the 1995 Stock Option/Stock Issuance Plan, the Employee Stock Purchase Plan, or the International Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.
(2)	Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended (the “1933 Act”), on the basis of the average of the high and low selling prices per share of Common Stock of i2 Technologies, Inc. on March 13, 2006, as reported by NASDAQ.
(3)	Each share is accompanied by a preferred share purchase right pursuant to the Rights Agreement between i2 Technologies, Inc. and Mellon Investor Services LLC dated January 17, 2002.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

i2 Technologies, Inc. (the “Registrant”) hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “SEC”):

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the SEC on March 15, 2006, pursuant to Section 13 of the Securities Exchange Act of 1934 (the “1934 Act”);

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant’s Annual Report referred to in (a) above;

(c)	The Registrant’s Registration Statement No. 000-28030 on Form 8-A filed with the SEC on March 20, 1996 pursuant to Section 12 of the 1934 Act, including any amendment or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to the Registrant’s outstanding Common Stock; and

(d)	The Registrant’s Registration Statement No. 000-28030 on Form 8-A filed with the SEC on January 22, 2002, including any amendments or reports filed for the purpose of updating such description, in which there is described the terms, rights and provisions applicable to the Corporation’s Preferred Share Purchase Rights.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished on Form 8-K shall not be incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Subsection (a) of Section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any such action, suit or proceeding referred to in subsections (a) and (b) of Section 145 or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection therewith; that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of the director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Article Ten of the Registrant’s Restated Certificate of Incorporation provides that, to the fullest extent permitted by the Delaware General Corporation Law as the same exists or as it may hereafter be amended, no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director.

Section 6.1 of the Registrant’s Amended and Restated Bylaws further provides that the Registrant shall, to the maximum extent and in the manner permitted by the General Corporation Law of Delaware, indemnify each of its directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant. Section 6.2 of the Registrant’s Amended and Restated Bylaws further provides that the Registrant may, to the maximum extent and in the manner permitted by the General Corporation Law of

Delaware, indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys’ fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the Registrant.

The Registrant maintains officers’ and directors’ liability insurance.

The Registrant has entered into indemnification agreements with certain of its officers, directors and employees that may require Registrant, among other things, to indemnify such officers, directors and employees against certain liabilities that may arise by reason of their status or service as directors, officers or employees and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. Pursuant to these agreements, Registrant has advanced fees and expenses incurred by certain current and former directors, officers and employees in connection with the governmental investigations and actions related to the 2003 restatement of its consolidated financial statements and other matters and may continue to do so in the future.

Registrant has also entered into agreements regarding the advancement of costs with certain officers and employees. Pursuant to these agreements, Registrant has advanced fees and expenses incurred by such officers and employees in connection with the governmental investigations and actions related to the 2003 restatement of Registrant’s consolidated financial statements and other matters and may continue to do so in the future.

The maximum potential amount of future payments Registrant could be required to make under these indemnification agreements and the agreements for the advancement of costs is unlimited.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

Exhibit Number	Description
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statements No. 00-28030 on Form 8-A, which are incorporated herein by reference pursuant to Items 3(c) and (d) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Public Accountants.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page 7 of this Registration Statement.

99.1	1995 Stock Option/Stock Issuance Plan, as amended and restated through May 19, 2005.

99.2*	Employee Stock Purchase Plan, as amended through April 23, 2001.

99.3**	Amendment No. 1 to the Employee Stock Purchase Plan, effective September 2, 2003.

99.4*	International Employee Stock Purchase Plan, as amended through April 23, 2001.

99.5**	Amendment No. 1 to the International Employee Stock Purchase Plan, effective September 2, 2003.

*	Exhibits 99.2 and 99.4 are incorporated herein by reference to Exhibits 99.2 and 99.3, respectively, of Registrant’s Registration Statement No. 333-85884 filed with the SEC on April 9, 2002.
**	Exhibits 99.3 and 99.5 are incorporated herein by reference to Exhibits 99.4 and 99.6, respectively, of Registrant’s Registration Statement No. 333-109314 filed with the SEC on September 30, 2003.

Item 9. Undertakings

A. The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the 1933 Act, (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement and (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that clauses (1)(i) and (1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference into this Registration Statement; (2) that for the purpose of determining any liability under the 1933 Act each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Registrant’s 1995 Stock Option/Stock Issuance Plan, the Employee Stock Purchase Plan and the International Employee Stock Purchase Plan.

B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the 1933 Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or controlling persons of the Registrant pursuant to the indemnification provisions summarized above in Item 6, or otherwise, the Registrant has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the 1933 Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 16th day of March, 2006.

i2 TECHNOLOGIES, INC.

By:	/s/ Michael J. Berry
Michael J. Berry
Executive Vice President and
Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of i2 Technologies, Inc., a Delaware corporation, do hereby constitute and appoint Michael E. McGrath and Michael J. Berry and each of them, the lawful attorneys-in-fact and agents with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the 1933 Act, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the date indicated.

Pursuant to the requirements of the 1933 Act, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael E. McGrath Michael E. McGrath	Chief Executive Officer, President and Director (Principal Executive Officer)	March 16, 2006

/s/ Michael J. Berry Michael J. Berry	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	March 16, 2006

Signature	Title	Date

/s/ Sanjiv S. Sidhu	Chairman	March 16, 2006
Sanjiv S. Sidhu

/s/ Harvey B. Cash	Director	March 16, 2006
Harvey B. Cash

/s/ Robert L. Crandall	Director	March 16, 2006
Robert L. Crandall

/s/ Richard L. Clemmer	Director	March 16, 2006
Richard L. Clemmer

/s/ Jackson L. Wilson	Director	March 16, 2006
Jackson L. Wilson

/s/ Lloyd G. Waterhouse	Director	March 16, 2006
Lloyd G. Waterhouse

EXHIBIT INDEX

Exhibit Number	Description
4	Instruments Defining the Rights of Stockholders. Reference is made to Registrant’s Registration Statements No. 000-28030 on Form 8-A, which are incorporated herein by reference pursuant to Items 3(c) and (d) to this Registration Statement.

5	Opinion and Consent of Morgan, Lewis & Bockius LLP.

23.1	Consent of Deloitte & Touche LLP, Independent Public Accountants.

23.2	Consent of Morgan, Lewis & Bockius LLP is contained in Exhibit 5.

24	Power of Attorney. Reference is made to page 7 of this Registration Statement.

99.1	1995 Stock Option/Stock Issuance Plan, as amended through May 19, 2005.

99.2*	Employee Stock Purchase Plan, as amended through April 20, 2001.

99.3**	Amendment No. 1 to the Employee Stock Purchase Plan, effective September 2, 2003.

99.4*	International Employee Stock Purchase Plan, as amended through April 20, 2001.

99.5**	Amendment No. 1 to the International Employee Stock Purchase Plan, effective September 2, 2003.

*	Exhibits 99.2 and 99.4 are incorporated herein by reference to Exhibits 99.2 and 99.3, respectively, of Registrant’s Registration Statement No. 333-85884 filed with the SEC on April 9, 2002.
**	Exhibits 99.3 and 99.5 are incorporated herein by reference to Exhibits 99.4 and 99.6, respectively, of Registrant’s Registration Statement No. 333-109314 filed with the SEC on September 30, 2003.